Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Quanta, Inc. of our report dated April 3, 2020, relating to the consolidated financial statements (which report includes an explanatory paragraph as to Quanta Inc’s. ability to continue as a going concern) of Quanta, Inc. as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and the nine month transition period ended December 31, 2018, which appear in Quanta, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2019, filed with the Securities and Exchange Commission on April 10, 2019. We also consent to the reference to our firm under the heading “Experts”.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 10, 2020